EXHIBIT 10.4

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of October 21, 2020, by and between 611 GATEWAY CENTER LP, a Delaware limited partnership (“Landlord”), and ATARA BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are now parties to that certain Office Lease dated as of November 25, 2015 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises commonly known as Suite 900 containing approximately 13,670 rentable square feet (the “Premises”) in that certain building located at 611 Gateway Boulevard, South San Francisco, California (the “Building”), as more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.The Lease Term is scheduled to expire on May 31, 2021.

C.Landlord and Tenant desire to amend the Lease to, among other things, extend the Lease Term through May 31, 2022 (the “First Amendment Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Extension of Lease Term. Notwithstanding anything to the contrary contained in the Lease, the Lease Term is hereby extended through the First Amendment Expiration Date. Tenant’s continued occupancy of the Premises shall be on an “as-is” basis and Landlord shall have no obligation to provide any tenant improvement allowance or make any alterations to the Premises.

2.

Base Rent.  Tenant shall continue to pay Base Rent and all other amounts due under the Lease as provided under the Lease through May 31, 2021.  Commencing on June 1, 2021, in addition to all other amounts due under the Lease, Base Rent for the Premises shall be $3.90 per rentable square foot of the Premises per month.  Base Rent adjustments with respect to the Premises for any fractional calendar month shall be prorated.

3.

Base Year.  For the period of the Lease Term between June 1, 2021 and May 31, 2022, the Base Year of the Lease shall mean calendar year 2021. For the avoidance of any doubt, Tenant shall not, during the period between June 1, 2021 and December 31, 2021, be required to pay any Excess, but Tenant shall, during the period between January 1, 2022 and May 31, 2022, be required to pay any Excess (but with a Base Year of calendar year 2021).

4.	No Right of First Offer. As of the date of this First Amendment, Section 1.3 of the Lease is hereby deleted in its entirety and is null and void and of no further force or effect.
5.	Right to Extend Term. Tenant shall have the right to extend the Lease Term with respect to the entire Premises only upon the following terms and conditions:

(a)Extension Right.  Tenant shall have 1 right (the “Extension Right”) to extend the Lease Term for 5 years (the “Extension Term”) on the same terms and conditions as this Lease (other than Base Rent, Base Year of calendar 2021 and the Tenant Work Letter) by giving Landlord written notice of its election to exercise the Extension Right at least 7 months prior to the First Amendment Expiration Date.

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Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined.  As used herein, “Market Rate” shall mean the rate (plus all Operating Expenses, Direct Expenses, Building Direct Expenses, Capital Expenses and Tax Expenses) that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory/office buildings in South San Francisco for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, available amenities, parking costs, leasing commissions, allowances or concessions, if any.

If, on or before the date which is 180 days prior to the expiration of the Lease Term, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent adjustments during the applicable Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 5(b).  Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 5(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

(b)Arbitration.

(i)Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and adjustments, each party shall deliver to the other a proposal containing the Market Rate and adjustments that the submitting party believes to be correct (“Extension Proposal”).  If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and adjustments for the Extension Term.  If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and adjustments.  If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator.  If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term.  The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator.  If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable.  The decision of the single Arbitrator shall be final and binding upon the parties.  The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties.  Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties.  If the Market Rate and adjustments are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by 3% until such determination is made.  After the determination of the Market Rate and adjustments, the parties shall make any necessary adjustments to such payments made by Tenant.  Landlord and Tenant shall then execute an amendment recognizing the Market Rate and adjustments for the Extension Term.

(iii)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and:  (i) shall be (A) a member of the American Institute

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of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater South San Francisco metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater South San Francisco metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c)Rights Personal.  The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.

(d)Exceptions.  Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Right:

(i)during any period of time that Tenant is in default under any provision of the Lease; or

(ii)if Tenant has been in default under any provision of the Lease 3 or more times, whether or not the defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the defaults are cured.

(e)No Extensions.  The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

(f)Termination.  The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such defaults are cured.

6.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Cushman & Wakefield.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Cushman & Wakefield, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

7.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Lease Term remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Lease Term be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

8.	Miscellaneous.

a.This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements

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and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

ATARA BIOTHERAPEUTICS, INC.,

a Delaware corporation

By:	/s/ Amar Murugan
Name:	Amar Murugan
Title:	SVP and General Counsel

By:	/s/ Steve Bertram
Name:	Steve Bertram
Title:	SVP Global HR

LANDLORD:

611 GATEWAY CENTER LP,
a Delaware limited partnership

By:	GATEWAY CENTER GP LLC,
a Delaware limited liability company,
general partner

By:	GATEWAY PORTFOLIO MEMBER LLC,
a Delaware limited liability company,
managing member

By:	GATEWAY PORTFOLIO HOLDINGS LLC,
a Delaware limited liability company,
managing member

By:	ARE-SAN FRANCISCO NO. 83, LLC,
a Delaware limited liability company,
managing member

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	/s/ Kurt Child
Its:	VP Real Estate Legal Affairs

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